Exhibit 5.1
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000

February 27, 2026
Board of Directors
Texas Capital Bancshares, Inc.
2000 McKinney Avenue
Dallas, Texas 75201

Re:	Texas Capital Bancshares, Inc. — Registration Statement on Form S-3 (File No. 333-277061)
Ladies and Gentlemen:
We are counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (File No 333-277061) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
This opinion letter is furnished to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with (1) the issuance and sale by the Company of $400,000,000 aggregate principal amount of 5.301% Fixed-to-Floating Rate Senior Notes due 2032 (the “Notes”), pursuant to the Company’s prospectus, dated February 14, 2024 (the “Base Prospectus”) included in the Registration Statement, and the related preliminary prospectus supplement dated February 24, 2026 and the related final prospectus supplement dated February 24, 2026 (collectively, the “Prospectus Supplement”), which Notes are being issued and sold to Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and TCBI Securities, Inc., doing business as Texas Capital Securities, as representatives (the “Representatives”) of the several underwriters named in Schedule I to the Underwriting Agreement, dated as of February 24, 2026 (the “Underwriting Agreement”), by and among the Company and the Representatives. The Notes will be issued pursuant to an indenture, dated as of the date hereof (the “Base Indenture”), as supplemented by a supplemental indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture), in each case, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).
In rendering the opinions expressed herein, and except as hereinafter limited, we have examined the Registration Statement, the Prospectus, the Indenture, the global note representing the Notes, the Company’s Certificate of Incorporation and Bylaws (in each case as amended or restated), and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by us to be relevant to this opinion letter. We have also made such legal and factual examinations and inquiries as we have deemed necessary for purposes of expressing the opinions set forth herein.
As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have
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February 27, 2026

made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.
In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.
Based upon and subject to the foregoing, we are of the opinion that:
(1)the Notes have been duly authorized by the Company and the Indenture has been duly authorized, executed and delivered by the Company, and assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes, when issued, executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will be valid and binding obligations of the Company, enforceable in accordance with their terms, and will be entitled to the benefits of the Indenture.
The foregoing opinion is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for exculpation, indemnification and contribution that are contrary to public policy.
This opinion letter is limited to the laws of the State of Delaware and the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion letter is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.
This opinion letter is delivered for use solely in connection with the issuance of the Notes, in the transactions contemplated by the Registration Statement, the Prospectus, and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. This opinion letter is delivered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update the opinions expressed herein, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect our opinions and the other statements expressed herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 27, 2026, which is incorporated by reference in the Registration Statement and to the reference to our firm under the captions “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The only opinion rendered by us in this opinion letter consists of those matters set forth in paragraph (1) hereof, and no opinion is implied or may be inferred beyond the opinion expressly stated herein.

Alston & Bird LLP

/s/ Alston & Bird LLP